UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Dominion Energy, Inc.

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Dominion Energy, Inc. 120 Tredegar Street, Richmond VA 23219 DominionEnergy.com

SUPPLEMENTAL INFORMATION TO PROXY STATEMENT FOR THE

DOMINION ENERGY, INC.

2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 5, 2021

Dominion Energy, Inc. (Dominion Energy or the Company) is providing the additional information below in connection with Item 4 – Shareholder Proposal Regarding a Report on Lobbying (Item 4) to be voted upon at the Company’s 2021 Annual Meeting of Shareholders.

We know you are voting now on the items in our proxy statement for our Annual Meeting of Shareholders that will be held on May 5, 2021. With respect to Item 4, we explained in our proxy statement that Dominion Energy already provides comprehensive political and lobbying disclosures and why the Board of Directors urges shareholders to vote against this item.

We recognize the importance of transparency to our shareholders and have updated our Lobbying and Political Contributions Policy regarding the alignment of the Company’s participation in trade associations with our core business and environmental sustainability principles. Below is an excerpt from that policy, with the additions to the policy underlined that codifies our current practice:

Trade Associations

Our participation in trade associations provides a forum for input on state and federal issues important to our corporate strategy and business operations. The associations we join represent a broad array of professional and industrial interests, primarily in the electric power and natural gas industries. Additionally, we are active members of some groups representing larger segments of businesses such as chambers of commerce, because we share their goals of promoting the economic health of the communities we serve. We endeavor to align our trade association participation with our core business and our bedrock principles of environmental sustainability, serving customers reliably, affordably, and equitably.

Dominion Energy regularly assesses the positions taken by all national trade associations in which it participates for their alignment with the company’s core values. These goals guide our advocacy and collaboration through trade associations. Our involvement enables information sharing among subject matter experts with diverse perspectives, and even when the viewpoints of an association differ from the company’s on certain topics, this exchange can lead to progress and improvement for all who participate. As Dominion Energy works to achieve climate goals including those that support the Paris Agreement to help limit global warming to 1.5 degrees Celsius compared to pre-industrial levels, collaboration and information sharing is critical to developing innovative approaches, technological improvements, and identifying opportunities that may exist across multiple industries or business sectors. Limiting collaboration to only those who share the same viewpoints can limit opportunities for success in achieving our climate and other goals.

If there is a misalignment with an organization’s policies, the company engages constructively to work through differences. This includes coalitions within organizations with like-minded members. While participation provides the best opportunity to shape positions to better align with the company’s values and business interests, there are circumstances when misalignment with our principles may be material enough that ending membership or participation is necessary. As an example, the decision was made to end Dominion Energy’s participation in the Utility Air Regulatory Group.

Dominion Energy’s participation in national trade associations is reviewed and approved by senior management. Trade association participation is based on alignment with corporate strategy on policy issues, and not necessarily a reflection of alignment or agreement with each goal or objective of a trade association. We review our membership in national trade associations and seek to avoid risks to our company’s reputation that might result from participation in trade associations or endorsement of trade association policies or positions inconsistent with our corporate values. When we participate with trade associations that share some, but not all, of our corporate goals and principles, we may pursue one or more of a variety of options to better align trade association positions with those of the company as circumstances dictate. Depending on their roles, trade associations may be subject to lobbyist registration and disclosure reporting obligations, with their reports made available to the public by the federal and state agencies overseeing lobbying activities.

Nothing in this policy precludes scrutiny of and discontinuation of any engagement or membership regardless of the amount of investment involved, that conflicts with the company’s values.

Our complete Lobbying and Political Contributions Policy can be viewed on our website at https://www.dominionenergy.com/-/media/pdfs/global/governance-leadership/dominion-energy-lobbying-and-political-contributions-policy.pdf

As you consider how to vote on Item 4 – Shareholder Report on Lobbying, we ask you to consider this supplemental information, in addition to the comprehensive political and lobbying disclosures that we already provide on a regular basis (as outlined in our opposing statement found in the proxy statement), and vote AGAINST this shareholder proposal.